Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

Tawni Adams
(623) 587-2686

PetSmart Media Line
(623) 587-2177
PETSMART UPDATES ESTIMATED FOURTH QUARTER 2007 RESULTS
     PHOENIX – January 22, 2008 – PetSmart, Inc. announced today that it now expects comparable store sales growth between 0.0% and 1.0% for the fourth quarter of its 2007 fiscal year. PetSmart’s earnings per share projection is now $0.57 to $0.61 per diluted share for the fourth quarter, which includes an estimated benefit of $0.07 per share for a 53rd week of sales. The revised forecast compares with the company’s previous estimates of diluted earnings per share of $0.70 to $0.74 in the fourth quarter, which included an estimate of $0.08 per share for a 53rd week of sales.
     “We experienced relatively weak sales during the later half of November and the majority of December in what we believe was a challenging consumer environment,” said Philip L. Francis, PetSmart chairman and CEO. “We are encouraged by slight improvements during the last week of December and first part of January; however, it is unlikely those improvements are significant enough for us to achieve our previously announced EPS estimates.”
     The company will announce its fourth quarter and 2007 earnings on March 5, 2008.
About PetSmart
     PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 993 pet stores in the United States and Canada, a growing number of in-store PetSmart PetsHotel ® cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, doggie day camp and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization, has donated more than $52 million to animal welfare programs and, through its in-store pet adoption programs, has saved the lives of more than 3 million pets.
Forward-looking statements
     This news release contains forward-looking statements including statements relating to future revenue growth and goals, our expectations regarding the fourth quarter of our 2007 fiscal year and future business opportunities that involve substantial risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic conditions, competitive forces, and our ability to manage our operations and growth. Actual results and developments may therefore differ materially from those described in this release. For more information about PetSmart, Inc., and risks arising when investing in PetSmart, Inc., you are directed to the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.